Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Zevra Therapeutics, Inc. (f/k/a KemPharm, Inc.) of our report dated March 30, 2022, relating to the financial statements of KemPharm, Inc. for the year ended December 31, 2021, appearing in the Annual Report on Form 10-K of Zevra Therapeutics, Inc. for the year ended December 31, 2022.

/s/ RSM US LLP

Orlando, Florida

March 7, 2023